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                                                                     EXHIBIT 4.4


                             SUBORDINATION AGREEMENT

                  THIS SUBORDINATION AGREEMENT (the "Agreement"), dated as of September 7, 2001, by and between TPG ON Holdings LLC (the "Investor") and ON Semiconductor Corporation (the "Company"), for the benefit of the Senior Creditors herein described.

                              W I T N E S S E T H:

                  WHEREAS, pursuant to the Credit Agreement (as defined below), the Senior Creditors (as defined below) have extended credit to Semiconductor Components Industries, LLC, a subsidiary of the Company, and, pursuant to the terms of and subject to the conditions in the Credit Agreement Amendment (as defined below), the Senior Creditors have amended and waived certain provisions of the Credit Agreement; and

                  WHEREAS, the Credit Agreement (as so amended) provides that an Event of Default under the Credit Agreement shall occur if the TPG Equity Purchase (as defined in the Credit Agreement) shall not have been consummated on or prior to September 7, 2001; and

                  WHEREAS, to effect the TPG Equity Purchase, the Company and the Investor have entered into the Investment Agreement (as defined below), providing for the purchase by the Investor of 10,000 shares of Series A Preferred Stock from the Company; and

                  WHEREAS, in order for such purchase of Series A Preferred Stock to constitute the TPG Equity Purchase for purposes of the Credit Agreement, the Company and the Investor are required to enter into this Agreement in order to subordinate, in the manner set forth herein, all payments under the Series A Preferred Stock to the rights of the Senior Creditors; and

                  WHEREAS, it is a condition precedent to the obligations of both the Investor and the Company to effect the purchase and sale of the Series A Preferred Stock under the Investment Agreement that this Agreement be in full force and effect;

                  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                  SECTION 1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

                  "Affiliate" has the meaning set forth in Rule 12b-2 under the Exchange Act as in effect on the date hereof. Notwithstanding the foregoing, for all purposes hereof, neither the Company nor any of its Subsidiaries shall be deemed a TPG Person or an "Affiliate" of any TPG Person.

                  "Commitments" has the meaning set forth in the Credit
Agreement.

                  "Credit Agreement" means the Credit Agreement, dated as of August 4, 1999, as amended and restated as of April 3, 2000, as amended by the Credit Agreement Amendment and
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as further amended thereafter, among the Company, Semiconductor Components
Industries, LLC, the banks and other financial institutions named therein, The Chase Manhattan Bank, as administrative agent, collateral agent and syndication agent and Credit Lyonnais New York Branch, DLJ Capital Funding, Inc. and Lehman Commercial Paper, Inc., as co-documentation agents, together with any Loan Document referred to therein entered into under or in connection with the Credit Agreement, in each case, as the same may be amended, restated, supplemented, or otherwise modified from time to time, in whole or in part, together with any Loan Document referred to therein.

                  "Credit Agreement Amendment" means the Waiver, Consent and Amendment dated as of August 13, 2001 to the Credit Agreement.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder from time to time.

                  "Insolvency Proceeding" means any bankruptcy, reorganization, arrangement, composition, insolvency, liquidation or other proceeding for relief by or against the Company or any Affiliate of the Company under any Federal or state bankruptcy or similar law relating to the relief of debtors or the readjustment of indebtedness.

                  "Investment Agreement" means the Investment Agreement, dated as of September 7, 2001, by and between the Company and the Investor, as amended, supplemented or otherwise modified from time to time.

                  "Person" means any individual, corporation, company, association, partnership, limited liability company, joint venture, trust, unincorporated organization, or governmental entity.

                  "Registration Rights Agreement" means the Registration Rights Agreement, dated as of September 7, 2001, by and between the Company and the Investor, as amended, supplemented or otherwise modified from time to time.

                  "Senior Creditor" means each Person entitled to the benefits of any of the Senior Obligations as described in the definition of Senior Obligations below.

                  "Senior Obligations" means all liabilities or obligations of any type or nature, whether for principal, interest and fees (including, without limitation, interest accruing after the initiation of any Insolvency Proceeding) charges and expenses, and without limitation as to amount or terms thereof, presently owing or hereafter created or due from the Company and/or any of its Affiliates, and their respective successors and assigns, to the Lenders (as defined in the Credit Agreement), and their respective successors, assigns and participants, arising under or incidental to the Credit Agreement.

                  "Series A Certificate of Designations" means the certificate of designations of Series A Cumulative Convertible Preferred Stock of the Company.

                  "Series A Preferred Stock" means the Company's Series A Cumulative Convertible Preferred Stock, par value $0.01 per share.


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                  "Subordinated Obligations" means the rights of any holder of
Series A Preferred Stock to receive from the Company cash payments in respect of the Series A Preferred Stock.

                  "Subsidiary" means, as to any Person, any other Person of which more than 50% of the shares of the voting stock or other voting interests are owned or controlled, or the ability to select or elect more than 50% of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries.

                  "TPG Person" means the Investor, and each Person controlled by, controlling or under common control with the Investor, other than the Company and its Subsidiaries.

                  SECTION 2. General Subordination. The Company and the Investor acknowledge and agree that the Subordinated Obligations are and shall be subordinate and subject in right of payment to the prior indefeasible payment in full in cash of the Senior Obligations and the termination of the Commitments to the extent, and in the manner, set forth herein. The Company agrees that it shall not, and shall not cause, permit or suffer any Affiliate of the Company to, impair in any manner the rights of the Senior Creditors to enforce or otherwise receive the benefits of the subordination set forth in this Agreement.

                  SECTION 3.  Payment Blockage.

                  (a) Unless the Senior Obligations shall have been indefeasibly paid in full in cash and the Commitments shall have been terminated, and except as otherwise provided in subsection (b) below, no cash dividend or redemption payment shall be made by the Company or any Affiliate of the Company, or received or accepted by the Investor, in respect of the Subordinated Obligations.

                  (b) Notwithstanding the provisions of subsection (a) above, and in accordance with the Series A Certificate of Designations, in the event that there shall have occurred a Change of Control (as defined in the Series A Certificate of Designations), the Company shall pay all amounts outstanding under the Credit Agreement and other indebtedness specified in the Series A Certificate of Designations to the extent necessary, but only if permitted under the relevant document, in order to permit the payment of the Change of Control Price (as defined in the Series A Certificate of Designations) or, if such payment is not so permitted under any such document, the Company shall exercise any right of defeasance it has under such document (provided that all conditions precedent to the exercise of such right of defeasance have been satisfied, which conditions the Company shall use its reasonable best efforts to satisfy) to the extent necessary in order to permit the payment of the Change of Control Price; provided, that the Company shall not be required to make such payments or exercise such right of defeasance under the Credit Agreement or other documents evidencing such indebtedness specified in the Series A Certificate of Designations if the Company has received all necessary waivers and consents from the applicable lenders or holders of notes permitting the Company to pay the Change of Control Price pursuant to the Series A Certificate of Designations.

                  SECTION 4. Distributions. In the event of any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all


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or any part of the assets or property of the Company or any Affiliate of the
Company or the proceeds thereof, to creditors of the Company or any Affiliate of the Company, or upon any repayment of indebtedness of the Company or any Affiliate of the Company, by reason of (a) the liquidation, dissolution or other winding up, partial or complete, of the Company or any Affiliate of the Company or its or their respective business, or (b) any Insolvency Proceeding, then, and in any such event, if the Senior Obligations have not been paid in full, any payment or distribution of any kind or character, whether in cash, securities or other property which but for this Agreement would be payable or deliverable to the Investor on account of the Subordinated Obligations (whether or not such payment or distribution shall have been made in accordance with any plan approved in an Insolvency Proceeding), shall instead be paid or delivered directly to the Senior Creditors for application to the Senior Obligations, whether then due or not due, until the Senior Obligations shall have been indefeasibly paid in full in cash and the Commitments shall have been terminated; provided that, for purposes of determining whether the Senior Obligations have been indefeasibly paid in full in cash, the Senior Creditors shall be required to use reasonable best efforts to sell all securities and other property received by virtue of this provision for cash at fair market value.

                  SECTION 5. Distributions to be Held in Trust. Unless and until the Senior Obligations shall have been indefeasibly paid in full in cash and the Commitments shall have been terminated, if any payment, distribution of security or proceeds of any security are received by the Investor upon or in respect of the Subordinated Obligations which are not permitted to be paid in accordance with the provisions of this Agreement, the Investor will forthwith deliver the same to the Senior Creditors in the form received (except for the endorsement or assignment of the Investor where necessary), for application to the Senior Obligations, whether then due or not due, and, until so delivered, the same shall be held in trust by the Investor as property of the Senior Creditors. In the event of the failure of the Investor to make any such endorsement or assignment, the Senior Creditors or their agent, or any of its or their officers or employees, are hereby irrevocably authorized to make the same.

                  SECTION 6. Assignment of Subordinated Obligations. The Investor agrees that it will not transfer, assign, pledge or encumber the Subordinated Obligations or any part thereof or any instrument evidencing the same unless the respective instrument of assignment specifically provides that the assignee takes such Subordinated Obligations (or part thereof) subject to the provisions of this Agreement and such assignee executes and delivers to or for the benefit of the Senior Creditors an instrument in form and substance reasonably satisfactory to the Administrative Agent under the Credit Agreement pursuant to which such assignee agrees to be bound by the provisions of this Agreement as though named herein as the Investor.

                  SECTION 7. Continuing Subordination. The subordination effected by this Agreement is a continuing subordination, and the Investor hereby agrees that, at any time and from time to time and without notice to it:

                 (a) the time, place or manner for payment or performance by the Company or any Affiliate of the Company of, or compliance with any of its agreements or instruments evidencing, the Senior Obligations may be extended or waived by the Senior Creditors;


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                 (b) any act permitted to be taken by the Company, any Affiliate of the Company or any Senior Creditor under the agreements or instruments evidencing the Senior Obligations may be so taken;

                 (c) any of the agreements or instruments evidencing the Senior Obligations may be amended or modified in any manner, including for the purpose of adding any provisions thereto, increasing the amount of, or changing the terms of, the Senior Obligations, adding or releasing any security or collateral therefor, or changing in any manner the covenants or rights of the Senior Creditors or the Company or any Affiliate of the Company or any other Person thereunder;

                  (d) the maturity of any of the Senior Obligations may be accelerated;

                  (e) any or all collateral security for the Senior Obligations may be exchanged, sold, surrendered, released or otherwise dealt with;

                  (f) the Company or any Affiliate of the Company, any co-borrower with the Company or any Affiliate of the Company, any guarantor or any other Person may be released of its obligations in respect of the Senior Obligations, whether or not in connection with any Insolvency Proceeding; and

                  (g) any other event which could, but for this provision, be used as a defense to the obligations of the Investor hereunder may occur;

all without impairing or affecting the obligations of the Investor or the rights of the Senior Creditors hereunder. The rights and remedies of the Senior Creditors hereunder shall be irrevocable and shall remain in full force and effect notwithstanding (i) any lack of validity or enforceability of the Senior Obligations, (ii) any circumstance which might constitute a defense available to, or the discharge of, the Company in respect of the Senior Obligations, or
(iii) the occurrence of any of the circumstances described in clauses (a) through (g) of the preceding sentence. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment in respect of the Senior Obligations is rescinded or must otherwise be returned by any Senior Creditor in any Insolvency Proceeding, all as though such payment had not been made.

                  SECTION 8. Subrogation. No payment or distribution to the Senior Creditors pursuant to the provisions of this Agreement shall entitle the Investor to exercise any rights of subrogation in respect thereof (and any such rights existing under law are hereby waived) until such time as the Senior Obligations have been indefeasibly paid in full in cash and the Commitments shall have been terminated. After (a) the Senior Obligations have been indefeasibly paid in full in cash and (b) the Commitments have been terminated, and until the Subordinated Obligations are paid in full, the Investor shall be subrogated to the rights of the Senior Creditors to receive distributions applicable to the Senior Obligations to the extent that distributions otherwise payable to the Investor have been applied to the payment of Senior Obligations.

                  SECTION 9. Relative Rights of Creditors. The provisions of this Agreement are intended only for the purpose of defining the relative rights of the Senior Creditors, on the one


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hand, and the Investor, on the other hand. Nothing herein is intended to, nor shall this Agreement, impair, as between the Company and the Investor, the obligation of the Company to pay to the Investor the Subordinated Obligations or any other amounts due to the Investor under the Investment Agreement as and when the same shall become due and payable, or to affect the relative rights of the Investor and creditors of the Company other than the Senior Creditors nor shall the foregoing or provisions to implement the foregoing prevent the Investor from exercising all remedies otherwise permitted by applicable law upon any breach of the Investment Agreement, subject to the rights contemplated herein of the Senior Creditors.

                  SECTION 10. Subordinated Obligations; Rights of Senior Creditors as to Security. The Investor and the Company acknowledge and agree that the Investment Agreement, the Series A Certificate of Designations, the Registration Rights Agreement and the Series A Preferred Stock certificates evidence the full and complete obligations of the Company comprising the Subordinated Obligations, and the Company shall not issue any further instrument or agreement (other than Common Stock upon the conversion of the Series A Preferred Stock in accordance with the Series A Certificate of Designations) in respect of the Subordinated Obligations. The Series A Certificate of Designations shall expressly state that the payment obligations of the Company thereunder are expressly subordinate in right of payment to the Senior Obligations. The Investor and the Company shall not amend, or modify or supplement the Series A Certificate of Designations without the written consent of the Senior Creditors, except for such amendments, modifications or supplements which could not reasonably be expected to have a material adverse effect on any Senior Creditor.

                  SECTION 11. Undertakings in Insolvency Proceedings. In furtherance of the subordination provided herein, the Investor, for itself, its successors and assigns, agrees that in any Insolvency Proceeding, it shall not vote its claim(s) or take any other-consensual actions in a manner inconsistent with the terms of this Agreement.

                  SECTION 12. Further Assurances. The Investor agrees that (a) promptly upon the written request of the Senior Creditors, it shall take such other action as may be reasonably requested by the Senior Creditors for the protection of the rights of the Senior Creditors under this Agreement or to effectuate the subordination provided herein, and (b) payments under the Subordinated Obligations shall not at any time be secured by any lien or security interest on property of the Company or any Affiliate of the Company.

                  SECTION 13. Specific Enforcement; Remedies. The Senior Creditors are hereby authorized to demand the specific performance of this Agreement, whether or not the Company shall have complied with any provisions hereof applicable to it, at any time when the Investor shall have failed to comply with the terms hereof, and the Investor hereby waives any objection or defense in any action for the specific performance hereof based upon the adequacy of any remedy at law; but nothing herein shall limit the right of the Senior Creditors to seek damages at law for any failure by the Investor or the Company to perform their respective obligations hereunder. In any action or suit for the enforcement of any right or remedy under this Agreement, the parties acknowledge and agree that a court may assess reasonable costs, including reasonable attorneys fees, against any party litigant in such action, having due regard for the merits and good faith of the claims or defenses made by such party.


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                  SECTION 14. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed in that State without reference to its conflict of laws rules.

                  SECTION 15. Judicial Proceedings. The parties hereto agree that the appropriate and exclusive forum for any disputes arising out of this Agreement between the parties hereto shall be the United States District Court for the Southern District of New York, and, if such court will not hear any such suit, the courts of the state of the Company's incorporation, and the parties hereto irrevocably consent to the exclusive jurisdiction of such courts, and agree to comply with all requirements necessary to give such courts jurisdiction. The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement except as expressly set forth below for the execution or enforcement of judgment, in any jurisdiction other than the above specified courts. Each of the parties hereto irrevocably consents to the service of process in any action or proceeding hereunder by the mailing of copies thereof by registered or certified airmail, postage prepaid, to the address specified in Section 18. The foregoing shall not limit the rights of any party hereto to serve process in any other manner permitted by the law or to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of indebtedness. The parties agree to waive any and all rights that they may have to a jury trial with respect to disputes arising out of this Agreement.

                  SECTION 16. Representations of the Investor. The Investor represents and warrants that:

                  (a) the Investor is duly organized and existing in good standing under the laws of its jurisdiction of formation, with full power and legal right to enter into this Agreement and to perform its obligations hereunder. The making and performance by the Investor of its obligations under this Agreement have been duly authorized by proper corporate or partnership action.

                  (b) The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not conflict with or cause or constitute a breach of or default under its corporate or partnership documents or any bond, contract, indenture, agreement or other instrument to the Investor is a party or by which it or its property is bound.

                  (c) This Agreement constitutes the legal, valid and binding obligation the Investor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

                  SECTION 17. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in such


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jurisdiction, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  SECTION 18. Notices. All notices, requests, demands, directions and other communications provided for herein shall be in writing and shall be personally delivered or sent (and shall be effective when received) by certified mail, postage prepaid, or by a reputable courier service (with charges prepaid), or by facsimile transmission, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  If to the Company:

                  ON Semiconductor Corporation
                  5005 East McDowell Road
                  Phoenix, Arizona  85008
                  Attention:  George H. Cave, Esq.
                  Facsimile:  602-244-5601

                  If to the Investor:

                  TPG ON Holdings LLC
                  301 Commerce Street
                  Suite 3300
                  Fort Worth, Texas  76102
                  Attention:  Richard A. Ekleberry, Esq.
                  Facsimile:  817-871-4688

                  If to the Senior Creditors:

                  The Chase Manhattan Bank, as Administrative
                  Agent
                  Loan and Agency Services Group
                  One Chase Manhattan Plaza, 8th Floor

                  New York, New York 10081
                  Attention: Janet Belden
                  Facsimile: (212) 552-5658

                  With a copy to:

                  The Chase Manhattan Bank
                  270 Park Avenue
                  New York, New York 10017
                  Attention: Edmond DeForest
                  Facsimile: (212) 270-4584

                  SECTION 19. Waivers, etc. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by holders of greater than 50% of the Series A Preferred Stock and the Company and approved in writing by or on behalf of the Senior Creditors.


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                  SECTION 20. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

                  SECTION 21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument. Delivery of a photocopy or telecopy of an executed counterpart of a signature page to this Agreement shall be effective as delivery of a manually executed counterpart of this Agreement.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Subordination Agreement to be duly executed as of the day and year first above written.

                                      TPG ON HOLDINGS LLC


                                       By:    /s/ Richard A. Ekleberry
                                              ________________________________
                                              Name:  Richard A. Ekleberry
                                              Title: Vice President

                                      ON SEMICONDUCTOR CORPORATION


                                       By:    /s/ Dario Sacomani
                                              ________________________________
                                              Name:  Dario Sacomani
                                              Title: Sr. Vice President &
                                                     Chief Financial Officer

Acknowledged and accepted:

The Chase Manhattan Bank, as
Administrative Agent

By:  /s/ Edmond DeForest
     ________________________________
Name:  Edmond DeForest
Title: Vice President


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